Exhibit 4.1

THE HANOVER INSURANCE GROUP, INC.,

as Issuer

and

U.S. Bank National Association,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 17, 2011

to the Indenture dated as of January 21, 2010

6.375% Notes due 2021

i

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 17, 2011, between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of January 21, 2010 (as supplemented prior to the date hereof, the “Base Indenture,” as further supplemented by this Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.1 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 3.1 of the Base Indenture, and to set forth the terms thereof;

WHEREAS, the Company desires to execute this Second Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the form, and pursuant to Section 3.1 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 6.375% Notes due 2021 (the “Notes”), in an initial aggregate principal amount of $300,000,000. The Notes are a series of securities as referred to in Section 3.1 of the Base Indenture;

WHEREAS, the Notes are being offered to fund the acquisition by 440 Tessera Limited, a wholly-owned subsidiary of the Company, of Chaucer Holdings PLC, a company incorporated in England and Wales (the “Acquisition”), under the terms of a recommended cash offer announced on April 20, 2011, structured as a court-sanctioned scheme of arrangement under part 26 of the United Kingdom Companies Act 2006, as amended by the supplementary circular dated May 20, 2011;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture;

WHEREAS, all things necessary have been done by the Company to make this Second Supplemental Indenture, when executed and delivered by the Company, a valid supplement to the Indenture; and

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of the Indenture, the valid obligations of the Company;

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

SECTION 1.01. Application of Second Supplemental Indenture. Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase, except for Additional Notes, if any issued with a different CUSIP number.

ARTICLE 2

DEFINITIONS

SECTION 2.01. Certain Terms Defined in the Indenture. For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

SECTION 2.02. Definitions. For the benefit of the Holders of the Notes, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:

“Acquisition” has the meaning specified in the recitals hereto.

“Additional Notes” has the meaning specified in Section 3.04(b) hereto.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Assets” mean the Company’s assets and the assets of the Company’s consolidated subsidiaries, to be determined as of the last day of the most recent fiscal quarter ended at least 30 days prior to the date of the determination, for which internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of that fiscal quarter.

“Escrow Agent” means the Bank of New York Mellon in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of April 18, 2011 among the Company, Goldman Sachs International and the Bank of New York Mellon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Note” has the meaning specified in Section 3.01(c) and is substantially in the form of Exhibit A.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Initial Notes” has the meaning specified in Section 3.04(b) hereto.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Notes” has the meaning specified in the recitals hereto.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of the dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Reference Treasury Dealer” means each of (i) Goldman, Sachs & Co., Morgan Stanley & Co. LLC and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC or its affiliates; and (ii) up to three other primary U.S. Government securities dealers in the City of New York (each, a “Primary Treasury Dealer”) selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another such Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Restricted Subsidiary” means (i) any Subsidiary the assets of which, determined as of the last day of the most recent fiscal quarter ended at least 30 days prior to the date of determination, for which internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of that fiscal quarter, exceed 15% of the Consolidated Assets, or (ii) any Subsidiary designated as a Restricted Subsidiary by the board of directors, or similar governing body, of such Subsidiary, effective as of the date of such designation.

“Special Mandatory Redemption Date” means, the date that is 15 days after the later of (i) October 31, 2011 and (ii) the release to the Company of the cash and securities held in escrow pursuant to the Escrow Agreement.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the notes then outstanding together with accrued and unpaid interest thereon to, but not including, the Special Mandatory Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

ARTICLE 3

FORM AND TERMS OF THE NOTES

SECTION 3.01. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer of the Company and attested by its Secretary or one of its Assistant Secretaries. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The Notes shall be issued initially in the form of fully registered Global Securities (the “Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee.

SECTION 3.02. Execution and Authentication. This Section 3.02 shall apply only to the Global Note deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 3.02, authenticate and deliver the

Global Note that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.

SECTION 3.03. Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Notes and the office of the Trustee at U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # 148610000 - HANOVER 2011, be and hereby is, designated as the Place of Placement where the Notes may be presented for payment.

SECTION 3.04. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of Securities having the title “6.375% Notes due 2021”.

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $300,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes (other than the public offering price and date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), provided, however, that no Additional Notes may be issued unless the Additional Notes are fungible with the Notes for U.S. federal income tax purposes or issued with a different CUSIP number. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture unless the Additional Notes are issued with a different CUSIP number. All references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires or the Additional Notes are issued with a different CUSIP number.

(c) Maturity Date. The entire outstanding principal amount of the Notes shall be payable on June 15, 2021.

(d) Interest Rate. The rate at which the Notes shall bear interest shall be 6.375% per annum; the date from which interest shall accrue on the Notes shall be June 17, 2011, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be June 15 and December 15 of each year, beginning December 15, 2011; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the Regular Record Date for such interest, which shall be June 1 or December 1, as the case may be, next preceding such Interest Payment Date. Interest shall be computed on the basis of a

360-day year comprised of twelve 30-day months. For so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, however, that the Company may elect to make such payments at the office of the Paying Agent in One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # 148610000 - HANOVER 2011; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

(e) Sinking Fund. The Notes are not subject to any sinking fund.

SECTION 3.05. Optional Redemption.

(a) The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b) The Notes shall be redeemable as a whole or in part in integral multiples of $1,000 principal amount, at the Company’s option at any time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the Notes to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to the Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.

(c) Notice of any redemption under this Section 3.05 will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed; provided, however, that notice of redemption may be mailed more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of Notes. If fewer than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or any other such method as the Trustee deems to be fair and appropriate.

(d) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption under this Section 3.05.

SECTION 3.06. Special Mandatory Redemption.

(a) If (i) the closing of the Acquisition has not occurred prior to 5:00 p.m. (New York City time) on October 31, 2011 and (ii) the Escrow Agent has released to the Company the cash and securities held in escrow pursuant to the Escrow Agreement, then the Company will redeem all the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

(b) Notice of any redemption under this Section 3.06 shall be given to the Holders of the Notes at least five days and not more than 15 days before the Special Mandatory Redemption Date, and to the Trustee at least 10 days prior thereto (unless a shorter notice period shall be acceptable to the Trustee).

(c) If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes to be redeemed under this Section 3.06 are deposited with the Paying Agent, on or before the Special Mandatory Redemption Date, then on and after such redemption date, the Notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Notes shall terminate.

(d) The Company shall provide to Goldman Sachs International evidence available to the Company of the failure to consummate the Acquisition no later than November 1, 2011 if the closing of the Acquisition has not occurred prior to 5:00 p.m. (New York City time) on October 31, 2011, unless the cash and securities held under the Escrow Agreement have been released to the Company pursuant to the terms thereof prior to November 1, 2011.

SECTION 3.07. Certain Interest Payments.

(a) Installments of interest that are due and payable on Notes to be repurchased or redeemed on a Redemption Date between a Regular Record Date and an Interest Payment Date shall be payable on the Redemption Date to the registered Holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.

ARTICLE 4

CERTAIN COVENANTS

The following covenants shall be applicable to the Company for so long as any of the Notes are Outstanding. Nothing in this Article will, however, affect the Company’s rights or obligations under any other provision of the Base Indenture or this Second Supplemental Indenture.

SECTION 4.01. Restrictions on Issuance or Disposition of Stock of Restricted Subsidiaries.

(a) The Company will not, nor will it permit any Restricted Subsidiary to, issue, sell or otherwise dispose of any shares of Capital Stock (other than non-voting Preferred Stock) of any Restricted Subsidiary, except for:

(i) directors’ qualifying shares;

(ii) sales or other dispositions to the Company or to one or more Subsidiaries that are Restricted Subsidiaries or that will become Restricted Subsidiaries immediately after the sale or disposition;

(iii) the disposition of all or any part of the Capital Stock of any Restricted Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company’s or such Restricted Subsidiary’s board of directors, as the case may be (acting in good faith), in any case in accordance with the laws of the jurisdiction of formation of such Person; provided, however, that any such Capital Stock issued, sold, granted, transferred or otherwise disposed of to any employee, officer, director, agent or consultant pursuant to any agreement, plan or arrangement approved by the board of directors of the Company or such Restricted Subsidiary, as appropriate, shall be deemed to be issued, sold or otherwise disposed of at fair value; or

(iv) any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Restricted Subsidiary.

SECTION 4.02. Limitations on Liens.

(a) Except as provided below, neither the Company nor any Restricted Subsidiary may incur, issue, assume or guarantee any Indebtedness secured by a Lien on (A) any shares of Capital Stock issued by a Restricted Subsidiary and held directly or indirectly by the Company or another Restricted Subsidiary or (B) any Indebtedness of a Restricted Subsidiary owing to and held directly or indirectly by the Company or another Restricted Subsidiary, without effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness which is not subordinated to the Notes) shall be secured equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured; provided, however, that this covenant shall not apply to Indebtedness secured by:

(i) Liens in favor of, or required by, governmental authorities, including insurance regulatory authorities;

(ii) Liens existing on the date of this Second Supplemental Indenture;

(iii) Liens on any shares of Capital Stock or Indebtedness of any corporation (including any Subsidiary) (a) existing at the time such corporation becomes a Restricted Subsidiary or merges into or consolidates with the Company or a Restricted Subsidiary and (b) not incurred in contemplation thereof;

(iv) Liens in favor of the Company or any Restricted Subsidiary;

(v) Liens, pledges or deposits to secure statutory obligations, including Liens and deposits required or provided for under state insurance laws and similar regulatory statutes;

(vi) materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s, or other like Liens, and pledges and deposits made in the ordinary course of business to obtain the release thereof; and

(vii) any extension, renewal or replacement as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi) inclusive; provided, however, that (a) such extension, renewal or replacement Lien shall be limited to all or a part of the same shares of Capital Stock or the same Indebtedness that secured the Lien extended, renewed or replaced and (b) the Indebtedness secured by such Lien at such time is not so increased.

Any Lien that is granted to secure the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described above that triggered the obligation to secure the Notes.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 5.02. New York Law to Govern. The Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5.03. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 5.04. Severability. If any provision of this Second Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

SECTION 5.05. Ratification. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

SECTION 5.06. Effectiveness. The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

SECTION 5.07. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Second Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ David B. Greenfield
	Name:	David B. Greenfield
	Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Attest:

By:	/s/ Charles F. Cronin
	Name:	Charles F. Cronin
	Title:	Vice President, Group Counsel – Corporate and Secretary

[Signature Page to Hanover - Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David W. Doucette
	Name:	David W. Doucette
	Title:	Vice President

[Signature Page to Hanover - Second Supplemental Indenture]

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE HANOVER INSURANCE GROUP, INC.

6.375% Note due 2021

No. 1	Principal Amount
CUSIP No. 410867 AD7	$300,000,000

The Hanover Insurance Group, Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION U.S. Dollars (U.S. $300,000,000) on June 15, 2021 and to pay interest thereon from June 17, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 15 and December 15 in each year (each an “Interest Payment Date”), beginning December 15, 2011 at the rate of 6.375% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular

6.375% Note due 2021	1

Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and the interest on this Note shall be made at the designated office of the Trustee (as defined below) at U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services, Reference # 148610000 - HANOVER 2011, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, however, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “6.375% Notes due 2021”, initially limited to an aggregate principal amount of $300,000,000, all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of January 21, 2010, between the Company and U.S. Bank National Association, as Trustee (hereinafter referred to as the “Trustee”), as supplemented by the Second Supplemental Indenture thereto, dated as of June 17, 2011 (the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Company may redeem the Notes as a whole or in part, at the Company’s option at any time (an “Optional Redemption”), at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate; plus 50 basis points, plus in each case accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the Notes to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date.

Notice of any Optional Redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed; provided,

6.375% Note due 2021	2

however, that notice of Optional Redemption may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of Notes.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or any other such method as the Trustee deems to be fair and appropriate.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption under an Optional Redemption.

If (i) the closing of the Acquisition has not occurred prior to 5:00 p.m. (New York City time) on October 31, 2011 and (ii) the Escrow Agent has released to the Company the cash and securities held in escrow pursuant to the Escrow Agreement, then the Company will redeem all the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.

Notice of a Special Mandatory Redemption shall be given to the Holders of the Notes at least five days and not more than 15 days before the Special Mandatory Redemption Date, and to the Trustee at least 10 days prior thereto (unless a shorter notice period shall be acceptable to the Trustee).

If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes to be redeemed under a Special Mandatory Redemption are deposited with the Paying Agent, on or before the Special Mandatory Redemption Date, then on and after such redemption date, the Notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Notes shall terminate.

The Notes are not subject to any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

6.375% Note due 2021	3

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the Holder of this Note, which is absolute and unconditional, to receive payment of the principal of and, subject to certain qualifications in the Indenture, interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Note, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

6.375% Note due 2021	4

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

6.375% Note due 2021	5

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 17, 2011

THE HANOVER INSURANCE GROUP, INC.

Attest:		By:
	Name:		Name:
	Title:		Title:

6.375% Note due 2021

Signature Page

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 17, 2011

U.S. BANK NATIONAL ASSOCIATION,
as
Trustee

By:

6.375% Note due 2021

Signature Page

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM –	as tenants	UNIF GIFT MIN ACT - . . .Custodian..
	in common	(Cust) (Minor)
TEN ENT -	as tenants by	Under Uniform Gifts to
	the entireties	Minor Act
JT TEN -	as joint tenants with right of survivorship and
	not as tenants in	(State)
common

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of THE HANOVER INSURANCE GROUP, INC. and does hereby irrevocably constitute and appoint                                                                                        attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]